SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. )1
SenoRx, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
81724W104
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

OO

Page 2 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		851,239

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

851,239

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

851,239

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12	TYPE OF REPORTING PERSON

PN

Page 3 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		44,800

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

44,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

44,800

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12	TYPE OF REPORTING PERSON

PN

Page 4 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 5 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 6 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 7 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 8 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 9 of 24 pages.

CUSIP No.	81724W104	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		896,039

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

896,039

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,039

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12	TYPE OF REPORTING PERSON

IN

Page 10 of 24 pages.

Item 1.
(a)	Name of Issuer:

SenoRx, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

11 Columbia, Suite A Aliso Viejo, CA 92656
Item 2.
(a)	Name of Persons Filing:

Mayfield IX Management, L.L.C.
Mayfield IX, a Delaware Limited Partnership
Mayfield Associates Fund IV, a Delaware Limited Partnership
Yogen K. Dalal
F. Gibson Myers, Jr.
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, a Delaware Limited Partnership and Mayfield Associates Fund IV, a Delaware Limited Partnership, are Delaware limited partnerships.

Mayfield IX Management, L.L.C. is a Delaware limited liability company.

The individuals listed in Item 2(a) are U.S. citizens.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

81724W104
Page 11of 24 pages.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.
Page 12 of 24 pages.

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008

MAYFIELD IX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 13 of 24 pages.

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact
Page 14 of 24 pages.

EXHIBIT INDEX
Exhibit 1 — JOINT FILING AGREEMENT
Exhibit 2 — POWERS OF ATTORNEY
Exhibit 3 — OWNERSHIP SUMMARY
Page 15 of 24 pages.

EXHIBIT 1
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.
Date: February 14, 2008

MAYFIELD IX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 16 of 24 pages.

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 17 of 24 pages.

EXHIBIT 2
POWERS OF ATTORNEY
POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield, and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
 /s/ Yogen K. Dalal
Page 18 of 24 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.

/s/ Frank G. Myers, Jr.
Page 19 of 24 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.

/s/ Kevin A. Fong
Page 20 of 24 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.

/s/ William D. Unger
Page 21 of 24 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.

/s/ Wendell G. Van Auken, III
Page 22 of 24 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.

/s/ A. Grant Heidrich, III
Page 23 of 24 pages.

EXHIBIT 3

	Number of Shares		Number of Shares		Percent of Class
Name of Reporting Person	(Direct)		(Indirect)		Beneficially Owned (1)
Mayfield IX Management, L.L.C.	-0-		896,039	(2)(3)	5.2%
Mayfield IX, a Delaware Limited Partnership	851,239	(2)	-0-		5.0%
Mayfield Associates Fund IV, a Delaware Limited Partnership	44,800	(3)	-0-		0.3%
Yogen K. Dalal	-0-		896,039	(4)	5.2%
F. Gibson Myers, Jr.	-0-		896,039	(4)	5.2%
Kevin A. Fong	-0-		896,039	(4)	5.2%
William D. Unger	-0-		896,039	(4)	5.2%
Wendell G. Van Auken, III	-0-		896,039	(4)	5.2%
A. Grant Heidrich, III	-0-		896,039	(4)	5.2%
TOTAL	896,039				5.2%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2007.

(2)	Represents shares held directly by Mayfield IX, a Delaware Limited Partnership (“Mayfield IX”), of which Mayfield IX Management, L.L.C. (“Mayfield IX Management”) is the General Partner.

(3)	Represents shares held directly by Mayfield Associates Fund IV, a Delaware Limited Partnership (“Mayfield Associates IV”), of which Mayfield IX Management is the General Partner.

(4)	Includes shares held directly by Mayfield IX and Mayfield Associates IV. Yogen K. Dalal, F. Gibson Myers, Jr., Kevin A. Fong, William D. Unger, Wendell G. Van Auken III and A. Grant Heidrich, III are Managing Members of Mayfield IX Management, which is the general partner of Mayfield IX and Mayfield Associates IV. The Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates IV, but each disclaims such beneficial ownership.

Page 24 of 24 pages.